Exhibit 10.13

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500
Internal Reference: 820430

January 31, 2019

To:	Wright Medical Group N.V. | Legal
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telephone No.: + 31 20 675 4002
Email: James.Lightman@wright.com

Re:	Additional Warrants
DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Wright Medical Group N.V. (“Company”) to Deutsche Bank AG, London Branch (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements with respect to the Transaction and serve as the final documentation for the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.
This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), and (ii) the election of US Dollars (“USD”) as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered between the parties from time to time.

2.The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	January 31, 2019

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:
Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The ordinary shares of Company, par value 0.03 Euros per share (Exchange symbol “WMGI”).

Number of Warrants:	289,685. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 40.8600.
Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 29.84, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	USD 1,469,308 in the aggregate (the “Aggregate Premium Amount”), to be paid by Dealer to Company on the Premium Payment Date as follows:
(i) EUR 17,382; and
(ii) an amount in USD equal to the excess of (x) the Aggregate Premium Amount over (y) the amount in EUR set forth in clause (i) above (as converted into the corresponding amount in USD by the Calculation Agent in a commercially reasonable manner on or prior to the Premium Payment Date).

Premium Payment Date:	February 7, 2019

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges
Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:
Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 120th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	September 15, 2023, (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:
For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:
Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.
Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in its reasonable discretion.

Valuation Date:	Each Exercise Date.
Settlement Terms.

Settlement Method:	Net Share Settlement.

Net Share Settlement:
On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment (other than, for the avoidance of doubt, the payment obligation that will be satisfied by the Par Value Payment) through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date.

Share Delivery Quantity:
For any Settlement Date, a number of Shares (rounded down to the nearest whole Share), as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date,

(ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:
For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WMGI <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Company is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:
Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a (I) Dutch public limited company, (II) corporation or limited liability company that is treated, or, if disregarded for U.S. federal income tax purposes, its regarded owner is treated, as a “United States person” under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (any such corporation or limited liability company being referred to hereinafter as a “U.S. Entity”) or (III) solely in the case of a Non-US Merger Transaction in respect of which Company and Issuer have satisfied all of the requirements set forth in Section 9(y) below, a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland,

Luxembourg, the Republic of Ireland, Canada or the United Kingdom), in each case, that (a) also becomes Company under the Transaction or (b) wholly owns Company and fully and unconditionally guarantees Company’s obligations under the Transaction, in either case, following such Merger Event or Tender Offer”.
Consequence of Merger Events:

Merger Event:
Applicable; provided, however, that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:
Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination) for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:
Applicable; provided, however, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If there occurs (A) an Announcement Date in respect of a Merger Event (for the avoidance of doubt,

determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer, (B) a public announcement by Issuer, any party to the relevant transaction or event or any of their affiliates of (x) any potential acquisition or disposal by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (y) the intention to enter into a Transformative Transaction, which, in the case of an announcement other than by Issuer, the Calculation Agent determines is reasonably likely to occur (as determined by the Calculation Agent taking into account the impact of the relevant announcement on the market for the Shares and/or options on the Shares), (C) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or a Transformative Transaction or (D) the public announcement by Issuer, the party making the previous announcement or any of their respective affiliates of a change to a transaction or intention that is the subject of an announcement of the type described in clauses (A) through (C) (such occurrence, an “Announcement Event”), then on one or more occasions (in the Calculation Agent’s commercially reasonable discretion) on or prior to the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event, Tender Offer or Transformative Transaction, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent will make such adjustment(s) to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Date:
The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or

Delisting:
Cancellation and Payment (Calculation Agent Determination); provided, that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)
Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)
Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	0 basis points until June 15, 2023, and 25 basis points after

Hedging Party:
For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner (it being understood that Hedging Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:
For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner (it being understood that Determining Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Non-Reliance:	Applicable.
Agreements and
Acknowledgments Regarding

Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.
Calculation Agent. Dealer. All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Company, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Company a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If Company promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law, discuss the dispute with Company in good faith.

5.	Account Details.

(a)	Account for payments to Company:

Bank:     Bank of America1
ABA#:     026009593
Acct No.:
Acct Name:    Wright Medical Group N.V.

(b)	Account for payments to Dealer:

Bank of New York
ABA#: 021-000-018
Account Name: Deutsche Bank Securities Inc.
Account No.:

Account for delivery of Shares to Dealer:
To be advised.

6.	Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB

7.	Notices.

(a)	Address for notices or communications to Company:

Wright Medical Group N.V. | Legal
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telephone No.: +31 20 675 4002
Email: James.Lightman@wright.com

With a copy to:

Ropes & Gray LLP
Attention: Isabel Dische, Esq. and Thomas Holden, Esq.
Telephone No: (212) 596-9000
Facsimile No: (212) 596-9090
Email: isabel.dische@ropesgray.com & thomas.holden@ropesgray.com
___________________________

[1]	Company to advise.

(b)	Address for notices or communications to Dealer:

To:         Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:     Andrew Yaeger
Faiz Khan
Telephone:     (212) 250-2717
(212) 250-0668
Email:         Andrew.Yaeger@db.com
Faiz.Khan@db.com
equity-linked.notifications@list.db.com

8.	Representations and Warranties of Company.

Company hereby represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)
Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)
Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)
No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended

(the “Securities Act”) or state securities laws or under Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

(d)
All corporate action has been taken by the Company to duly authorize the granting of rights to acquire a number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”). The Warrant Shares have been duly authorized and, upon application of the Par Value Payment to satisfy the payment obligation of the par value of the Shares and otherwise as contemplated by the terms of the Warrants, following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and the Warrant Shares shall upon issuance be accepted for listing or quotation on the Exchange.

(e)
Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)
Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18) (C) of the Commodity Exchange Act).

(g)	Company and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)
No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the United States Securities Exchange Act of 1934, as amended, and rules promulgated thereunder, or, the reporting or registration requirements pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and the Dutch General Tax Act (Algemene wet inzake rijksbelastingen), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)
Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)
It is a party which is able to adhere to the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) as if it were a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).

9.Other Provisions.

(a)
Company shall deliver to Dealer an opinion of Dutch counsel, dated as of the date hereof, or as soon as reasonably practicable thereafter but in no case later than the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)
Repurchase Notices. Company shall, on any day on which Issuer effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 120,875,145 (in the case of the first such notice) or (ii) thereafter more than 3,932,745 less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified

Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)
Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)
No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act or the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

(e)
Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s or Issuer’s (if other than Company) consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided, however, that the transferee or assignee shall not be entitled to receive any greater payment of additional amounts under Section 2(d)(i)(4) of the Agreement than Dealer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the date of the transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated

Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company or Issuer, as applicable, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company or Issuer, as applicable, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company or Issuer (if other than Company) to the extent of any such performance.

(f)
Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex‑Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(g)	[Reserved].

(h)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)
Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)
(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)
Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its reasonable discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)
A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Issuer or its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Issuer representing more than 50% of the voting power of such common equity.

(B)
Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination), as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (II) any share exchange, consolidation, conversion or merger of Issuer pursuant to which the Shares will be converted into cash, securities or other property; or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one of Issuer’s subsidiaries; provided, however, that a transaction or transactions described in this clause (B) shall not constitute an Additional Termination Event pursuant to this clause (B), if at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights (or any comparable rights under E.U. or foreign laws or regulations, including, but not limited to the dissenting shareholder cash compensation rights pursuant to Title 7, Section 3A of Book 2 of the Dutch Civil Code or a similar cash compensation in the case of a cross-border conversion), in connection with such transaction or transactions consists of ordinary shares, shares of common stock, American depositary receipts or other common equity interests of (1) a U.S. Entity or (2) an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, in each case that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions, the reference property for the Shares becomes such consideration, excluding cash payments for fractional Shares. For purposes of the exception described in the immediately preceding proviso, any transaction or event described under both clause (A) above and this clause (B) will be evaluated solely under this clause (B).

(C)
Default by Wright Medical Group, Inc. (“Wright”) or Company or any of Company’s other subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of Wright, Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being accelerated and declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise.

(D)	Certain events of bankruptcy, insolvency, or reorganization of Wright, the Company or any of the Company’s other significant subsidiaries as defined in Article 1, Rule 1‑02 of Regulation S‑X.

(E)
Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(F)
On any day during the period from and including the date hereof, to and including the final Expiration Date, (I) the Notional Unwind Shares (as defined below) as of such day exceeds a number of Shares equal to 90.0% of the Par Value Delivery Number (as of the date of such determination), or (II) Company or any of its controlled affiliates makes a public announcement of any transaction or event that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Notional Unwind Shares immediately following the consummation of such transaction or the occurrence of such event to exceed a number of Shares equal to 90.0% of the Par Value Delivery Number (as of the date of such determination). The “Notional Unwind Shares” as of any day is a number of Shares equal to (1) the amount that would be payable pursuant to Section 6 of the Agreement (determined as of such day as if an Early Termination Date had been designated in respect of the Transaction and as if the Company were the sole Affected Party and the Transaction were the sole Affected Transaction), divided by (2) the Settlement Price (determined as if such day were a Valuation Date). “Par Value Delivery Number” means a number of Shares equal to (i) the Par Value Payment (as defined in Section 9(z) below) divided by (ii) the par value per Share.

(i)
No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by either party against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. For the avoidance of doubt, in the event of bankruptcy or liquidation of either Company or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)
If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company represents to Dealer that each of Company and its affiliates is not, as of the date of such election, in possession of any material non-public information with respect to Company or the Shares and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination

Alternative:
If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment (other than, for the avoidance of doubt, the Par Value Payment pursuant to Section 9(z)).

Share Termination Delivery

Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).
Share Termination Unit

Price:
The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery

Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable
Other applicable

provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)
Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)
If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). In addition to, and without limitation of, the other requirements set forth in this Section 9(k)(i), the Issuer will use its best efforts to provide that the Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all commercially reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)
If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Issuer shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such

Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)
Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Issuer shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any Restricted Shares delivered to Dealer, Issuer shall promptly remove, or cause the transfer agent for such

Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Issuer, to comply with Rule 144 under the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)
Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer under the letter agreement dated January 30, 2019 between Dealer and Company regarding the Warrants (the “Base Warrant Confirmation”), (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)
Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)
Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)	Maximum Share Delivery.

(i)
Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to issue a number of Shares greater than two times the Number of Warrants (the “Maximum Number of Shares”) to Dealer in connection with the Transaction, subject to the provisions regarding Deficit Shares in Section 9(p)(ii).

(ii)
In the event Company shall not have issued to Dealer the full number of Shares or Restricted Shares otherwise to be issued by Issuer to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized capital to issue the full number of Shares or Restricted Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to transfer, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been transferred pursuant to this Section 9(p)(ii), when, and to the extent that Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), provided that in no event shall Company transfer any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such transfer would cause the aggregate number of Shares and Restricted Shares transferred to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares that are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date and the corresponding number of Shares or Restricted Shares, as the case may be, to be transferred) and promptly transfer such Shares or Restricted Shares, as the case may be, thereafter.

(iii)	The Maximum Number of Shares shall only be subject to adjustment on account of (w) adjustments of the type specified in Section 9(f), (x) Potential

Adjustment Events of the type specified in (1) Section 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions as long as, in the case of this sub-clause (2), such event is within Issuer’s control, (y) Merger Events or Tender Offers requiring corporate action of the Issuer and (z) Announcement Events that are not outside the Issuer’s control. Any Payment Obligation hereunder shall be calculated without regard to the Maximum Number of Shares; provided that, for the avoidance of doubt, the number of Shares deliverable under Section 9(j) shall be limited to the Maximum Number of Shares.

(q)
Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in good faith and in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Expiration Date or other date of valuation or delivery may be postponed or added more than 120 Exchange Business Days after the original Exercise Date or other date of valuation, payment or delivery, as the case may be.

(r)
Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of shareholders of Company in any bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)
Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)
Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(v)
Early Unwind. In the event any exchange of “2023 Notes” (as defined in those certain letter agreements “Re: Exchange for Wright Medical Group, Inc. 1.625% Cash Exchangeable Senior Notes due 2023” entered into among Company, Wright and certain holders of the Counterparty’s 2.00% Cash Convertible Senior Notes due 2020 on the date hereof (the “Exchange Agreements”)) is not consummated with such holders for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)
Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or

5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)
Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company or Issuer, as applicable, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(y)
Non-US Merger Transactions. Issuer shall not enter into or consummate any Non-US Merger Transaction unless the successor Issuer immediately following such Non-US Merger Transaction repeats to Dealer immediately following such Non-US Merger Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”). “Non-US Merger Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia.

Notwithstanding anything to the contrary in this Confirmation if (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, (2) Company ceases to be Issuer or a wholly owned subsidiary of Issuer whose obligations under the Transaction are fully and unconditionally guaranteed by the Issuer or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(y), then, in any such case of clauses (1), (2) or (3) such transaction or event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Company shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

If, at any time following the occurrence of any Non-US Merger Transaction, Dealer determines in good faith that (x) such Non-US Merger Transaction has had an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Non-US Merger Event”), then, in either case, Dealer shall give notice to Company of such Non-US Merger Event. Concurrently with delivering such notice, Dealer shall give notice to Company of a Price Adjustment that Dealer reasonably and in good faith determines appropriate to account for the economic effect on the Transaction of such Non-US Merger Event (unless Dealer determines that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Company). Unless Dealer determines in good faith that no Price Adjustment will produce a commercially reasonably result, within one Scheduled Trading Day of receipt of such notice, Company shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by Dealer that corresponds to such Price Adjustment (and, in each case, Company shall repeat the representation set forth in Section 8(g) of this Confirmation (which representation is confirmed to Dealer in writing by Issuer, if other than Company) as of the date of such election). If Company fails to give such notice to Dealer of its election in accordance with the foregoing by the end of that first Scheduled Trading Day, or if Dealer determines that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction (it being understood that in the case of a Non-US Merger Event solely pursuant to clause (x) of the definition thereof, such determination shall constitute an Additional Termination Event only if the relevant adverse effect may have a material impact on Dealer’s rights and obligations under the Transaction, as determined by Dealer in good faith) and, with respect to such Additional Termination Event, (1) Company shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
For the avoidance of doubt, the parties hereto agree and acknowledge that (I) the occurrence of an Non-US Merger Event shall not preclude the occurrence of one or more additional, subsequent Non-US Merger Events and (II) if a Non-US Merger Event occurs, Dealer will determine, in its sole discretion, whether to exercise its rights under the provisions of this Section 9(y) and/or the rights and remedies of Dealer and its affiliates under any other provision of this Confirmation, the Equity Definitions and the Agreement.
Upon Company’s request prior to the consummation of any Non-US Merger Transaction, Dealer will provide Company with a good faith estimate of an indicative, non-binding price at which Dealer would effect a transfer or assignment of the

Warrants to a third party corporate equity derivatives dealer as of the date of such indicative, non-binding price (it being understood that such indicative, non-binding price will not in any way commit Dealer to effecting such a transfer or assignment, whether at such price or at any price, and that any such transfer or assignment will be effected by Dealer in its sole discretion on pricing and other terms acceptable to Dealer, including with respect to Dealer’s Hedge Positions with respect to the Warrants and any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer). In addition, upon Company’s request prior to the consummation of any Non-US Merger Transaction in which Company sets forth in reasonable detail the terms of such Non-US Merger Transaction and any Non-US Merger Event that Company believes may apply in connection therewith, Dealer will provide Company with a good faith estimate of an indicative, non-binding Price Adjustment, if any, that Dealer determines at such time would account for the economic effect on the Transaction of such Non-US Merger Transaction and Non-US Merger Event, if any, based on information related thereto provided to Dealer by the Company (it being understood that such indicative, non-binding Price Adjustment will not in any way limit or alter Dealer’s adjustment or other rights in respect of the Warrants with respect to such Non-US Merger Transaction or Non-US Merger Event or any events or circumstances arising in connection therewith); provided that, Dealer will not be required to provide any such Price Adjustment if Dealer determines, in good faith, that it would not be practicable to do so using reasonable efforts and/or it would not be advisable to do so with respect to any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer. Company agrees to pay the reasonable and documented fees and expenses of legal counsel to Dealer (which may include, without limitation, special counsel in connection with certain matters under the law of any applicable foreign jurisdiction) in connection with any such indicative, non-binding price or Price Adjustment, as applicable, and any determinations in connection therewith, at such times, and from time to time, as requested by Dealer.

(z)
Par Value Payment. Company and Dealer each acknowledges and agrees that, by paying the Premium hereunder to Company, on the Premium Payment Date Dealer will have made a payment for purposes of paying up the aggregate par value of the Shares issuable pursuant to the Transaction (for the avoidance of doubt, prior to any subsequent adjustment to the Transaction), equal to EUR 17,382 (the “Initial Par Value Payment”). Upon receipt, the Company shall reserve the Initial Par Value Payment and apply the Initial Par Value Payment against the obligation to pay-up the Shares upon issue of the Shares. To the extent that the Initial Par Value Payment exceeds the aggregate nominal value of the Shares issued, then such excess shall be regarded as share premium. Company acknowledges and agrees that such Initial Par Value Payment constitutes, based on the par value per Share as of the date hereof, a payment (volstorting) of the par value of the Shares sufficient under Dutch law to give effect to the issuance by Company to Dealer of a number of Shares equal to the Maximum Number of Shares (for the avoidance of doubt, prior to any subsequent adjustment to the Transaction). Company represents and warrants to, and acknowledges and agrees with, Dealer that Company has not taken, and will not take or permit to be taken, any action that would result in the Maximum Number of Shares

(subject to adjustment as set forth herein) exceeding the Par Value Delivery Number, and in no event will such an excess occur prior to final settlement, payment or delivery in full of Company’s obligations to Dealer hereunder. In addition, it shall constitute a Potential Adjustment Event if on any day during the period from and including the Trade Date, to and including the final Expiration Date, Company or its controlled affiliates make a public announcement of any transaction or event, or any previously announced transaction or event, that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Maximum Number of Shares (subject to adjustment as set forth herein) to exceed the Par Value Delivery Number. Company will promptly notify Dealer of any change to the par value of the Shares. Each of Company and Dealer acknowledges and agrees that if, following any subsequent adjustment to the Transaction, the Maximum Number of Shares exceeds the Maximum Number of Shares as of the date hereof (the “Initial Maximum Number of Shares”), Company may use such additional funds or resources of the Company as it may in its discretion determine to the extent required to pay up the par value of the Shares issuable in excess of the Initial Maximum Number of Shares and apply such funds for the payment of the par value of such shares (which payment or source of funds, for the avoidance of doubt, will not result in a holding period (within the meaning of Rule 144) for Dealer with respect to the Warrants, or any Shares issuable upon settlement thereof, that commences after the Premium Payment Date) (such payment, when actually paid or applied by the Company and notified in writing to Dealer, together with the Initial Par Value Payment, the “Par Value Payment”). For the avoidance of doubt, and without limitation of any payment or settlement obligation that Company may otherwise have under this Confirmation or in respect of the Warrants, the Company is not required to return to Dealer the portion of the Par Value Payment corresponding to any Warrants that expire on the relevant Expiration Date without being exercised or are early terminated and in respect of which no Shares are otherwise deliverable to Dealer.

(aa)
Certain Adjustments. Notwithstanding anything to the contrary in the Confirmation, if Dealer or the Calculation Agent is required to calculate any payment under Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, in each case, with respect to a Merger Termination Event, then Dealer or the Calculation Agent, as applicable, will make such calculation based on a volatility input that is equal to the Relevant Volatility Input.

“Merger Termination Event” means that the Transaction (or a portion of the Transaction) is terminated or cancelled both (i) as a result of (x) a Merger Event, (y) an Additional Termination Event pursuant to Section 9(h)(ii)(A) or 9(h)(ii)(B) of the Confirmation or (z) an Additional Disruption Event arising as a result of a Merger Event and (ii) as a result of the same event as any over-the-counter equity option transaction (or portion of such a transaction) to which Dealer is a party and to which Company (or a wholly-owned subsidiary of Company) is party relating to the Shares (such equity option transactions, “Relevant Positions”) and under which Dealer is also required to determine a volatility input is terminated, in each case, as determined by Dealer in good faith and commercially reasonably.
“Relevant Volatility Input” means a volatility input that is determined by Dealer in good faith and in a commercially reasonable manner and which, without limitation, may be based on implied volatility levels for options on the Shares with strike prices approximate to the Strike Price of the Transaction or approximate to the strike price of over-the-counter equity options on the Shares that are included in its commercially reasonable Hedge Positions with respect to the Transaction, in each case, as determined by Dealer in good faith and a commercially reasonable manner; provided that, if (i) Dealer (whether in its capacity as “Calculation Agent”, “Determining Party”, “Hedging Party” or otherwise) is required to determine a volatility input under any Relevant Positions and (ii) Dealer determines that such Relevant Positions (or a portion thereof) are terminated, cancelled, offset or otherwise unwound at approximately the same time (as determined by Dealer in good faith and commercially reasonably) as the Transaction (or portion thereof) is terminated, cancelled, offset or otherwise unwound, Dealer shall use a Relevant Volatility Input that is no greater than such volatility input for such Relevant Positions. For the avoidance of doubt, a Relevant Volatility Input that is equal to the volatility input for any Relevant Positions shall, in no event, be deemed to be commercially unreasonable.

(bb)	Taxes.

(i)
“Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(ii)
Dealer and Company hereby agree that the Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and the Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

(cc)
The Company acknowledges that it has not been solicited by Dealer, or any person acting on behalf of the Dealer, to enter into this Transaction but rather it has independently approached the Dealer, through the Company’s advisor, and invited the Dealer to bid competitively for this Transaction.

(dd)
2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Amendment”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and “each Protocol Covered Agreement” shall be read accordingly), (iv) references to “Implementation Date” shall be deemed to be references to the date of this Amendment, and (v) the term “the parties” shall be construed as referring to Dealer and the Company. For the purposes of this Section:

(i)	Dealer is a Portfolio Data Sending Entity and the Company is a Portfolio Data Receiving entity;

(ii)
Dealer and Company may use a Third Party Service Provider, and each of Dealer and Company consents to such use including the communication of the relevant data in relation to Dealer and Company to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii)	The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Company are New York and Amsterdam;

(iv)	The provisions in this section shall survive the termination of the Transaction; and

(v)	The following are the applicable email addresses.
Portfolio Data:            Dealer: collateral.disputes@db.com
Company: James.Lightman@wright.com
Notice of discrepancy:    Dealer: collateral.disputes@db.com
Company: James.Lightman@wright.com
Dispute Notice:        Dealer: collateral.disputes@db.com
Company: James.Lightman@wright.com

(ee)	U.S. Stay Regulations. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol

(the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Company shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81-8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(ff)	Method of Delivery.
Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

(gg)	Resolution Stay Protocol.

(i)
Subject to the above, the provisions set out in the Attachment to the ISDA 2015 Universal Resolution Stay Protocol as published by the International Swaps and Derivatives Association on 4 November 2015 (“Protocol”), and any additional Country Annex that has been published from time to time and to which Counterparty has adhered are, mutadis mutandis, incorporated by reference, into the Agreement as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. References in the Protocol:

(A)	the “Adhering Party” shall be deemed to be references to the parties to this Agreement;

(B)	the “Adherence Letter” shall be deemed to be references to this Agreement;

(C)	the “Implementation Date” shall be deemed to be references to the date of this Agreement; and

(D)	this Agreement shall be deemed a “Covered Agreement.”
(hh)    NFC Representation Protocol.

(i)
The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 9(hh) (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.

(ii)
Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Company shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(ii)    Transaction Reporting - Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)	to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(ii)
to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.
“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.
Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.
This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning by email to Dealer.
Very truly yours,
DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Faiz Khan
Name:    Faiz Khan
Title:     Managing Director

By: /s/ John O’Dowd
Name:    John O’Dowd
Title:     Attorney in Fact

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction

By: /s/ Faiz Khan
Name:    Faiz Khan
Title:     Managing Director

By: /s/ John O’Dowd
Name:    John O’Dowd
Title:     Director

Accepted and confirmed
as of the Trade Date:
WRIGHT MEDICAL GROUP N.V.

By: /s/ Lance A. Berry
Name: Lance A. Berry
Title: Executive Vice President, Chief
Financial and Operations Officer